Exhibit 10.46

TRIQUINT SEMICONDUCTOR, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

PREAMBLE

This TriQuint Semiconductor, Inc. Deferred Compensation Plan is adopted by TriQuint Semiconductor, Inc. for the benefit of certain of its Employees and members of its Board of Directors, effective as of October 31, 2004 ( “Effective Date”).  The purpose of the Plan is to provide supplemental retirement income and to permit eligible Participants the option to defer receipt of Compensation, pursuant to the terms of the Plan.  The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Participants shall have the status of unsecured creditors of the TriQuint Semiconductor, Inc. with respect to the payment of Plan benefits.

TABLE OF CONTENTS

ARTICLE I	Definitions

1.1	Definitions

ARTICLE II	Participation

2.1	Date of Participation
2.2	Resumption of Participation Following Return to Service
2.3	Change in Employment Status

ARTICLE III	Contributions

3.1	Deferral Contributions
3.2	Accounts

ARTICLE IV	Participants’ Accounts

4.1	Individual Accounts
4.2	Accounting for Distributions
4.3	Separate Accounts

ARTICLE V	Investment of Contributions

5.1	Manner of Investment
5.2	Investment Decisions

ARTICLE VI	Distributions

6.1	Distributions to Participants and Beneficiaries
6.2	Distribution Following a Change of Control
6.3	Distributions Due to an Unforeseeable Emergency
6.4	Scheduled In-Service Distribution
6.5	Death
6.6	Disability
6.7	Notice to Trustee
6.8	Time of Distribution
6.9	Limitation on Distributions to Covered Employees Prior to a Change of Control
6.10	Tax Withholding

ARTICLE VII	Special Change of Control Provisions

7.1	No New Participants Following Change of Control
7.2	No Deferrals Following a Change of Control

ARTICLE VIII	Amendment and Termination

8.1	Amendment by Employer Prior to and on and After a Change of Control
8.2	Retroactive Amendments
8.3	Plan Termination

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8.4	Distribution upon Termination of the Plan

ARTICLE IX	The Trust

9.1	Establishment of Trust

ARTICLE X	Miscellaneous

10.1	Communication to Participants
10.2	Limitation of Rights
10.3	Spendthrift Provision
10.4	Facility of Payment
10.5	Information between Employer and Trustee
10.6	Notices
10.7	Governing Law

ARTICLE XI	Plan Administration

11.1	Powers and responsibilities of the Committee
11.2	Nondiscriminatory Exercise of Authority
11.3	Claims and Review Procedures
11.4	Plan’s Administrative Costs

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ARTICLE I

Definitions

1.1           Definitions.  Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(a)           “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any expenses, gains or losses included thereon.

(b)           “Administrator” means the Employer adopting this Plan, or the Committee, if one has been designated by such Employer.

(c)           “Beneficiary” means the person or persons entitled under Section 6.5 to receive benefits under the Plan upon the death of a Participant.

(d)           “Change of Control” means a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined in the most recent version of proposed or final Treasury regulations promulgated under Code Section 409A.

(e)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)            “Committee” means the Deferred Compensation Committee composed of three or more individuals appointed by the Board, or following a Change of Control, appointed by the Committee, to function as the Administrator.  Once appointed, the Deferred Compensation Committee shall interpret and administer this Plan and take such other actions as may be specified herein.

(g)           “Company” means the Employer and any of its Subsidiaries.

(h)           “Compensation” means (i) with respect to Eligible Employees, wages as defined in Section 3401(a) of the Code and all other payments of compensation paid to an Employee by the Employer (in the course of the Employer’s trade or business), including profit-sharing, focal review lump-sum increases, paid time off cashouts, key employee incentive payments and commissions and excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, income recognized pursuant to equity compensation, sign on bonuses, spot bonuses, employee referral payments and imputed income, but including amounts that are otherwise excludable from the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125 or 402(a)(8) of the Code, and (ii) with respect to Outside Directors, all cash retainers and meeting fees, excluding expense reimbursements, welfare benefits, imputed income and income recognized pursuant to equity compensation.  Any salary deferral elections made under Employer’s 401(k) Plan shall be determined based on the Participant’s compensation after reduction for the Deferral Contributions to this Plan.

(i)            “Deferral Contributions” means, for each Participant, the amount deferred pursuant to Section 3.1 hereof.

(j)            “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(k)           “Eligible Participant” means (i) any U.S. payroll-based Employee who is Grade 26 or above, (ii) any U.S. payroll-based Employee who is Grade 24 or above and has a base salary of at least $100,000, or (iii) any Outside Director.

(l)            “Employee” means any employee of the Employer.

(m)          “Employer” means TriQuint Semiconductor, Inc. and any successors and assigns unless otherwise provided herein.

(n)           “Entry Date” means, for the initial Plan Year, October 31, 2004 and for subsequent Plan Years January 1 or, for new hires (including re-hires) who are Eligible Participants or for employees who are promoted or given a base salary increase so as to become an Eligible Participant for the first time, the first day of the next payroll period commencing after the next paydate following receipt of their deferral election by the Company (which deferral election must be submitted no later than 30 days following the date of Participant’s becoming newly eligible for the first time).

(o)           “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(p)           “Outside Director” means a member of the Board whom is not an Employee.

(q)           “Participant” means any Employee or Outside Director who participates in the Plan in accordance with Article 2 hereof.

(r)            “Plan” means this TriQuint Semiconductor, Inc. Non-Qualified Deferred Compensation Plan.

(s)           “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31; provided, however, that the first Plan Year shall be a short Plan Year commencing October 31, 2004 and ending December 31, 2004.

(t)            “Separation From Service” means a separation from service as defined in the most recent version of proposed or final Treasury regulations promulgated under Code Section 409A.

(u)           “Specified Employee” means a “key employee” as such term is defined in Code Section 416(i) without regard to paragraph five (5) thereof.  As of the Plan effective date, this generally includes (i) the top fifty (50) Company officers making more than $130,000 per year, (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company making more than $150,000 per year.

(v)           “Subsidiary” means a subsidiary of the Employer, as such term is defined in Code Section 424(f).

(w)          “Trading Day” means a day upon which the major U.S. national stock exchanges are open for trading.

(x)            “Trust” means the trust fund established pursuant to the terms of the Plan.

(y)           “Trustee” means the corporation or individuals named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.

(z)            “Unforeseeable Emergency” means a severe financial hardship to Participant resulting from an illness or accident of Participant, the Participant’s spouse or a dependent of Participant (as defined in Section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.

(aa)         “Year of Service” means a period of 12 consecutive months during which the Participant is employed by the Employer or serves as a Board member.  Service commences on the date the Participant first commences service for the Employer and ends on the date that the Participant quits, retires, is discharged, is determined to be Totally Disabled or dies.

(bb)         “Valuation Date” means for distributions hereunder and for allocations of deferrals and re-allocations of amounts previously deferred, that the Participant’s Account shall be valued as of the day of the transaction so long as that day is a Trading Day.  In the event that the day of the transaction is not a Trading Day, the Participant’s Account shall be valued as of the most recently concluded Trading Day.

ARTICLE II

Participation

2.1           Date of Participation.  Each Eligible Participant shall be become a Participant as of the Entry Date next following their filing of an election to defer Compensation in accordance with Section 3.1.

2.2           Resumption of Participation Following Return to Service.  If a Participant ceases to be an Employee or Outside Director and thereafter returns to the service of the Employer he or she will again become a Participant as of the Entry Date following the date on which he or she re-commences service with the Employer, provided he or she is an Eligible Participant and has filed an election to defer Compensation pursuant to Section 3.1.

2.3           Change in Employment Status.  If any Employee Participant continues in the employ of the Employer or Related Employer but ceases to be an Eligible Participant, the individual shall continue to be a Participant until the entire amount of his benefit is distributed; provided, however, the individual shall not be entitled to make Deferral Contributions during the period that he is not an Eligible Participant.  In the event that the individual subsequently again becomes an Eligible Participant, the individual shall resume full participation in accordance with Section 3.1.

ARTICLE III

Contributions

3.1           Deferral Contributions

(a)           Annual Open Enrollment.  Prior to the beginning of each Plan Year, each Eligible Participant may elect to execute a compensation reduction agreement with the Employer to reduce his Compensation by a specified percentage not exceeding, (i) for Eligible Employees, 50% of their base salary and 100% of their other Compensation, and (ii) for Outside Directors, 100% of their Compensation, equal in either case to whole number multiples of one (1) percent.  Such agreement shall become effective, with respect to Eligible Employees, with the first full payroll period commencing in the following Plan Year and with respect to Outside Directors, with the first day of service in the following Plan Year.  The election shall not be effective with respect to Compensation relating to services already performed.  An election once made will remain in effect for the duration of the Plan Year.  A new election will apply only to Compensation payable with respect to full payroll periods commencing after the election date.  Amounts credited to a Participant’s Account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election.

(b)           Newly Eligible Participants.  The same rules as in Section 3.1(a) above shall also apply to individuals who become Eligible Participants for the first time, except (i) such new Eligible Participants shall have no more than thirty (30) days following their becoming eligible in which to elect to have their Compensation reduced, and (ii) the agreement shall become effective, with respect to Eligible Employees, with the first full payroll period commencing following the receipt of their election by the Company and with respect to Outside Directors, with the first day of service following the receipt of their election by the Company.

3.2           Accounts.  The Employer shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of said reduction.  Under no circumstances may an election to defer Compensation be adopted retroactively.  A Participant may not revoke an election to defer Compensation for a Plan Year during that year.

ARTICLE IV

Participants’ Accounts

4.1           Individual Accounts.  The Administrator will establish and maintain an Account for each Participant which will reflect Deferral Contributions credited to the Account on behalf of the Participant with earnings, expenses, gains and losses credited thereto, attributable to the investments made with the amounts in the Participant’s Account.  Participants will be furnished statements of their Account values at least once each Plan Year.

4.2           Accounting for Distributions.  As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account.

4.3           Separate Accounts.  A separate account under the Plan shall established and maintained to reflect the Account for each Participant with subaccounts to show separately the earnings, expenses, gains and losses credited or debited to that Account.

ARTICLE V

Investment of Contributions

5.1           Manner of Investment.  All amounts credited to the Accounts of Participants shall be treated as though invested and reinvested only in eligible investments selected by the Employer.

5.2           Investment Decisions.  Investments in which the Accounts of Participants shall be treated as invested and reinvested shall be directed by the Participant.

(a)           All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the Account is treated as investing shall be credited to the Account in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding Valuation Date in accordance with the ratio that the portion of the Account of each Participant that is invested in the designated investment option bears to the aggregate of all amounts invested in the same investment option.

(b)           Expenses that would have been attributable to the acquisition of actual investments shall be charged to the Account of the Participant for which a corresponding phantom investment is made.

ARTICLE VI

Distributions

6.1           Distributions to Participants and Beneficiaries

(a)           Earliest Distributions

(i)    Regular Participants.  In no event may a Participant’s account be distributed earlier than (i) the Participant’s Separation From Service, (ii) the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time under Section 6.4 hereunder, (v) a Change in Control, or (vi) the occurrence of an Unforeseeable Emergency.

(ii)   Specified Employee Participants.  In no event may a Specified Employee’s account be distributed earlier than (i) six (6) months following the Specified Employee’s Separation From Service (or if earlier, the Specified Employee’s death), (ii) the Specified Employee’s Disability, (iii) the Specified Employee’s death after a Separation From Service, (iv) a specified time under Section 6.4 hereunder, (v) a Change in Control, or (vi) the occurrence of an Unforeseeable Emergency.

(b)           Lump-Sum or Installment Payment Initial Elections.  At the same time their initial elections for any Plan Year are made, Participants shall elect to have their Compensation deferrals for that Plan Year paid out, either following their Separation From Service, their death or Disability, a Change of Control or pursuant to a specified time under Section 6.4 hereunder, in one of the following forms of payment:

(i)    Lump sum cash payment;

(ii)   20 quarterly installments;

(iii)  40 quarterly installments; or

(iv)  60 quarterly installments.

(c)           Subsequent Election to Delay or Change Form of Payment.  A Participant’s initial election to receive a distribution may be delayed or the form of payment changed by filing an election, in the form required by the Committee, at least one year in advance of the date upon which any distribution would otherwise have been made pursuant to the prior election.  Such election shall not be effective for a period of one (1) year, and must delay the payment by a period of at least five (5), but no more than then ten (10) years.  In the absence of such timely filed election, the value of such Participant’s Account shall be distributed in accordance with their previously timely filed Account election.  No subsequent election may accelerate the method of distribution.  For example, a subsequent election may change a lump-sum distribution to a 20, 40 or 60 quarterly installment election.  Also, a subsequent election may change a 20 or a 40 quarterly installment election to a 60 quarterly installment election.  Conversely, a subsequent election may not change a 60 quarterly installment election to a 40 or 20 installment election, nor may a subsequent election change an installment election to a lump-sum election.

(d)           Lump-Sum Distribution Timing.  For Participants who elect to receive a lump-sum distribution following their triggering distribution event, the value of their Account (or portion thereof specified in the Participant’s election) shall be paid in a lump-sum cash payment as soon as is practicable following the triggering distribution event, or, for Specified Employees who have elected a Separation From Service or death triggering event, as soon as is practicable six months after the date upon which they incur a Separation From Service or die.

(e)           Lump-Sum Distributions for Certain Accounts.  Notwithstanding the Participant’s election under Section 6.1(b) or (c) hereof, if the value of a Participant’s Account is less than $25,000 on the date of his or her triggering distribution event, then the Participant’s Account shall be paid in a lump sum cash payment as soon as is practicable following the triggering distribution event, or, for Specified Employees who have elected a Separation From Service or death triggering event, as soon as is practicable six months after the date upon which they incur a Separation From Service or die.

(f)            Installment Amounts.  For purposes of this Section 6.1, installment payments shall be substantially equal payments.  The amount of each payment shall be determined by dividing the value of the Participant’s Account at the time of such installment by the number of payments remaining.  Installment payments shall commence as soon as is practicable following the triggering distribution event, or, for Specified Employees, as soon as is practicable six months after the date upon which they incur a Separation From Service or die.

6.2           Distribution Following a Change of Control.  In the event of a Change of Control, Participant’s Accounts shall be treated as specified in their applicable election forms.

6.3           Distributions Due to an Unforeseeable Emergency.  With the consent of the Committee, a Participant may withdraw up to one hundred percent (100%) of his or her Account as may be required to meet a sudden Unforeseeable Emergency of the Participant.  Such hardship distribution shall be subject to applicable proposed or final Treasury Regulations promulgated under Code Section 409A as well as the following provisions:

The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.4           Scheduled In-Service Distribution.  A Participant may elect, as provided in his or her Participant deferral election, to receive one or more scheduled in-service (i.e., commencing while employed by the Company, or, for outside director Participants, while serving as a Board member) distributions from their Account balance.  Each scheduled in-service distribution may only be changed or postponed in accordance with Section 6.1(c) hereof.  In the event a Participant incurs a

Separation From Service prior to a scheduled in-service distribution, the in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of the Plan and the Participant’s deferral election shall control.

6.5           Death.  If a Participant dies before the distribution of his or her Account has commenced, or before such distribution has been completed, his or her designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his or her Account based on the schedule elected in the Participant’s deferral election.  Distribution to the Beneficiary or Beneficiaries will be made in accordance with the Participant’s elections and the rules of Section 6.1 hereof; subject to any six (6) month delayed distribution requirements for Beneficiaries of Specified Employees imposed by Code Section 409A and the applicable proposed or final Treasury regulations promulgated thereunder.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator.  If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator.  If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan) as soon as is practicable, subject to the six (6) month delay requirement for Beneficiaries of Specified Employees.  If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the Administrator, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate as soon as is practicable.

6.6           Disability.  If a Participant is subject to a Disability before the distribution of his or her Account has commenced, or before such distribution has been completed, he or his personal representative will be entitled to receive the balance or remaining balance of his or her Account based on the schedule elected in the Participant’s deferral election, plus any amounts thereafter credited to his or her Account.  Distribution to the Beneficiary or Beneficiaries will be made in accordance with the Participant’s elections and the rules of Section 6.1 hereof, subject to any six (6) month delayed distribution requirements for Specified Employees imposed by Code Section 409A and the applicable proposed or final Treasury regulations promulgated thereunder.

6.7           Notice to Trustee.  The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan.  The Administrator’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

6.8           Time of Distribution.  In no event will distribution to a Participant be made later than the date specified by the Participant in his or her election to defer Compensation; provided, however, that if a Participant becomes a Specified Employee, his or her election shall be subject to the six (6) month distribution delay requirements of the Plan and Code Section 409A.

6.9           Limitation on Distributions to Covered Employees Prior to a Change of Control.  Notwithstanding any other provision of this Article VI, in the event that, prior to a Change of Control, the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or would be a covered employee if his or her Account were distributed in accordance with his or her election or early withdrawal request, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution.  Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 6.9 and compliance with any six (6) month distribution delay requirements of this Plan and Code Section 409A.

6.10         Tax Withholding.  Distribution and withdrawal payments under this Article VII shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.

ARTICLE VII

Special Change of Control Provisions

7.1           No New Participants Following Change of Control.  No individual may commence participation in the Plan following a Change of Control.

7.2           No Deferrals Following a Change of Control.  Deferrals shall cease as of the date of a Change of Control.

ARTICLE VIII

Amendment and Termination

8.1           Amendment by Employer Prior to and on and After a Change of Control.  Prior to a Change of Control, the Employer reserves the authority to amend the Plan by filing with the Trustee an amendment or a restated Plan document, executed by the Employer only, in which the Employer has indicated a change or changes in provisions previously elected by it.  Such changes are to be effective on the effective date of such amendment or restated Plan document.  Any such change notwithstanding, no Participant’s Account shall be reduced by such change below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Employer immediately prior to the date of the change.  The Employer may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA.  Prior to a Change of Control, the Employer’s board of directors shall act on behalf of the Employer for purposes of this Section.  On and after a Change of Control, only the Committee may amend the Plan; provided, however, that following a Change of Control, the Committee may not increase the phantom investment alternatives available under the Plan, institute a guaranteed rate of return or take similar actions to materially increase the benefits of Participants, unless the Employer’s consent is obtained.

8.2           Retroactive Amendments.  An amendment made by the Employer in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder.  Any retroactive amendment by the Employer shall be subject to the provisions of Section 8.1.

8.3           Plan Termination.  The Employer has adopted the Plan with the intention and expectation that contributions will be continued indefinitely.  However, said Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee without any liability hereunder for any such discontinuance or termination; provided, however, that on and after a Change of Control, only the Committee may terminate the Plan.

8.4           Distribution upon Termination of the Plan.  Upon termination of the Plan, no further Deferral Contributions or Employer Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and Participants’ deferral elections.

ARTICLE IX

The Trust

9.1           Establishment of Trust.  The Employer shall establish the Trust between the Employer and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered and managed, subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan.  The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.

ARTICLE X

Miscellaneous

10.1         Communication to Participants.  The Plan will be communicated to all Participants by the Employer promptly after the Plan is adopted.

10.2         Limitation of Rights.  Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby

10.3         Spendthrift Provision.  The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

10.4         Facility of Payment.  In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient.  The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

10.5         Information between Employer and Trustee.  The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.

10.6         Notices.  Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

(a)           If it is sent to the Employer or Administrator, it will be at the address specified by the Employer;

(b)           If it is sent to the Trustee, it will be sent to the address set forth in the Trust Agreement; or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressor’s then effective notice address.

10.7         Governing Law.  The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the state of Oregon.

ARTICLE XI

Plan Administration

11.1         Powers and responsibilities of the Committee.  The Committee has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA.  The Committee’s powers and responsibilities include, but are not limited to, the following:

(a)           To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)           The discretionary authority to construe and interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)           To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)           To administer the claims and review procedures specified in Section 11.3;

(e)           To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)            To determine the person or persons to whom such benefits will be paid;

(g)           To authorize the payment of benefits;

(h)           To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(i)            By written instrument, to allocate and delegate its responsibilities.

11.2         Nondiscriminatory Exercise of Authority.  Whenever, in the administration of the Plan, any discretionary action by the Committee is required, the Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

11.3         Claims and Review Procedures.

If Participant or his or her representative submit a written claim for a benefit under the Plan (other than a benefit due to disability) and their claim is denied in whole or in part, the Committee will notify Participant or his or her representative in writing of such denial within ninety (90) days after the claim is received, unless special circumstances require an extension of up to ninety (90) more days, in which case Participant or his or her representative will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Committee expects to render its decision.  The denial notice will include:

•                  The specific reason(s) for the denial,

•                  References to the specific Plan provision(s) on which the denial was based,

•                  A description of any additional material or information that is necessary to perfect the claim and an explanation of why such material or information is necessary, and

•                  A description of the Plan’s procedures for appealing the denial.  If the Participant or his or her representative disagrees with the Committee’s decision, they will have sixty (60) days from the receipt of the original denial notice to appeal the decision.  This appeal must be in writing and sent to the Committee.

Participant or his or her representative has the right to review (upon request and at no charge) all documents and other information relevant to their claim and to submit written comments, documents and other information relating to their claim.  The Committee will notify Participant or his or her representative in writing of its decision within sixty (60) days after it receives the appeal, unless special circumstances require an extension of up to sixty (60) more days, in which case Participant or his or her representative will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Committee expects to render its decision.  If the appeal is denied, the Committee will give Participant or his or her representative written notice that includes:

•                  The specific reason(s) for the denial,

•                  References to the specific Plan provision(s) on which the denial was based,

•                  A statement that Participant or his or her representative will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to their claim, and

•                  A statement regarding Participant’s right to bring an action under Section 502(a) of ERISA.

11.4         Plan’s Administrative Costs.  The Employer shall pay all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Committee and the Trustee in administering the Plan and Trust.

IN WITNESS WHEREOF, the Employer by its duly authorized officer(s), has caused this Plan to be adopted effective October 31, 2004.

EMPLOYER

By:	/s/ RAYMOND A. LINK
Raymond A. Link
Vice President, Finance and Administration,
Chief Financial Officer and Secretary